EXHIBIT 3.1

Certificate of Amendment

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

Jilco Industries, Inc.

Martha J. Kretzmer certifies that:

1.	She is the President and Secretary of Jilco Industries, Inc., a California corporation.

2.	The Articles of Incorporation of this corporation are amended and restated to read in their entirety as follows:

ARTICLE I

The name of this corporation shall be Jilco Industries, Inc.

ARTICLE II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code. This corporation elects to be governed by all of the provisions of the General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof.

ARTICLE III

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 260,000,000 shares, of which (i) 250,000,000 shares are designated Common Stock, no par value; and (ii) 10,000,000 shares are designated Preferred Stock, no par value, to have such rights, preferences and privileges as the Board of Directors may determine in its sole discretion in connection with the issuance of one or more series of such Preferred Stock. The presently issued and outstanding common shares of the corporation, to wit: 449,991 shares without nominal or par value, shall each be divided and split into two (2) shares without nominal or par value. The effect of this amendment on all of the presently issued and outstanding no par common stock of the corporation will be to split, subdivide and reconstitute each such outstanding share into two (2) no par value shares. The shares of stock resulting from the division and split provided herein shall be included within the 250,000,000 shares of Common Stock authorized to be issued by the corporation.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series, the number of shares in a series and to fix the designation of the series and the right to determine the powers, preferences, rights, qualifications, privileges, limitations and restrictions granted to or imposed upon any wholly unissued shares.

ARTICLE IV

(a) The liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent permitted under California law.

(b) This Corporation is authorized to provide indemnification of agents as defined in Section 317 of the Corporations Code for breach of duty to the Corporation and its stockholders through bylaw provisions, agreements with the agents, or both, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permitted under California law.

(c) Any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such amendment, repeal or modification.

3.	The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the board of directors.

4.	The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 449,991 common shares. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Date: May 17, 2007
/s/ Martha J. Kretzmer
Martha J. Kretzmer, President

/s/ Martha J. Kretzmer
Martha J. Kretzmer, Secretary